Exhibit 99.1

Marinus Pharmaceuticals Announces Top-Line Results from Phase 3 Trial in Adult Focal Onset Seizures

Conference Call Today at 8:00 a.m. ET

RADNOR, PA, June 13, 2016 (Globe Newswire) -- Marinus Pharmaceuticals, Inc. (Nasdaq:MRNS), a biopharmaceutical company dedicated to the development of innovative therapeutics to treat epilepsy and neuropsychiatric disorders, today announced top-line results from its Phase 3 clinical trial in adults with drug-resistant focal onset seizures.  In this trial, ganaxolone did not meet the primary endpoint of demonstrating a statistically significant difference from placebo.  Consistent with previously conducted studies, ganaxolone was generally safe and well tolerated.  Marinus plans to discontinue its program in adult focal onset seizures and focus its efforts on advancing ganaxolone in status epilepticus and pediatric orphan indications.

Christopher M. Cashman, chief executive officer of Marinus Pharmaceuticals, commented, “We are disappointed with the outcome of this study,  and the unfortunate impact on the epilepsy community and particularly the patients suffering from drug-resistant focal onset seizures who are benefiting from ganaxolone treatment. We remain confident in the safety profile of ganaxolone and its ability to effectively reduce seizures in targeted patient populations.  We are committed to building our ganaxolone franchise and are confident in the potential of ganaxolone in the treatment of status epilepticus and pediatric orphan seizure and behavior disorders. We will provide an update in the upcoming weeks on our clinical programs in these indications.”

The study missed its primary endpoint of percent change in the 28-day seizure frequency from baseline (p=0.1537). The median percent reduction of focal onset seizures in the ganaxolone group was 21.28% compared to 10.25% with placebo during the titration and the 12-week treatment period.

The safety profile of ganaxolone in this study was consistent with previously conducted studies.  Overall, ganaxolone was generally safe and well tolerated with no imbalance between the ganaxolone and placebo group in the number of patients with serious adverse events reported (5% vs. 5.1%). The most common adverse events (>5%) reported at greater rates than placebo were somnolence (23.5% vs 4.5%), dizziness (19.6% vs 4.5%) and fatigue (11.7% vs 6.8%). The majority of these adverse events were rated as mild in severity. There were 44 (25%) patients on ganaxolone that discontinued the study compared to 26 (14%) patients on placebo.  The most common reason for discontinuation was adverse event.

The Phase 3 multi-national, double-blind, randomized, placebo-controlled study was conducted at 61 sites in the United States, Germany, Poland, Australia, Bulgaria and Russia.  The study randomized 359 patients into two arms, ganaxolone 1800 mg/day (n=179) and placebo (n=180). The mean age of the study population was 41with 63% percent of the participants being female. Mean years since epilepsy diagnosis was 24.5 years.  76% of the patients were receiving two or more concomitant AED’s and 12% had been treated with Vagus Nerve Stimulator.

Dr. Albena Patroneva, chief medical officer of Marinus Pharmaceuticals, commented, “The design, conduct, patient demographics and median separation versus placebo were similar to our positive Phase 2 trial and other studies conducted with recently approved antiepileptic drugs.  While we did not see the incremental efficacy at a higher dose that we were hoping to achieve, ganaxolone continued to display a good safety profile – a key attribute for the product’s future development. We will leverage the findings from this study in the conduct of our ongoing and future studies in pediatric orphan indications and status epilepticus.”

Conference Call Details

Marinus will host a conference call today at 8:00 a.m. Eastern time. Shareholders and other interested parties may participate in the call by dialing 844-277-9448 (domestic) or 336-525-7135 (international) and referencing conference ID number 32410274.  The call will be webcast live and archived at www.marinuspharma.com.

About Drug-Resistant Epilepsy

Epileptic seizures require chronic treatment, often over a lifetime. Available antiepileptic drugs (AEDs) are efficacious for many patients, but chronic treatment is complicated by side effects, including cardiovascular risks, liver enzyme induction, kidney stones, behavioral changes, sedation and adverse effects on cognitive function, drug tolerance, and reproductive risk. According to Decision Resources, in 2014 approximately five million people were under treatment for epilepsy in the United States, Europe and Japan. Despite the many available AEDs, approximately 30 to 35% of patients do not attain acceptable seizure control either with a single AED or polypharmacy. Furthermore, medications with significant side effects or dosing regimens that undermine compliance make it difficult for patients to achieve and maintain seizure free status. For these reasons there is a need for new AEDs with novel mechanisms of action and improved side effect profiles that can maintain seizure control with chronic administration for people with drug-resistant epilepsy.

About Ganaxolone

Ganaxolone is a CNS-selective GABAA  modulator being developed in three different dose forms (IV, capsule, and liquid) intended to maximize therapeutic reach to adult and pediatric patient populations in both acute and chronic care settings. Ganaxolone acts on a well-characterized synaptic and extrasynaptic GABAA target known for anti-seizure and anti-anxiety activity. Ganaxolone has been studied in more than 1,300 subjects, both pediatric and adult, at therapeutically relevant dose levels and treatment regimens for up to two years. In these studies, ganaxolone was generally safe and well tolerated, with the most commonly reported adverse events of somnolence, dizziness and fatigue.

About Marinus Pharmaceuticals

Marinus Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to the development of ganaxolone, which offers a new mechanism of action, demonstrated efficacy and safety and convenient dosing, to improve the lives of patients suffering from epilepsy and neuropsychiatric disorders. Ganaxolone is a CNS-selective GABAA modulator that acts on a well-characterized target in the brain known to have both anti-seizure and anti-anxiety effects. Ganaxolone is being developed in three different dose forms (IV, capsule and liquid) intended to maximize therapeutic reach to adult and pediatric patient populations in both acute and chronic care settings. Ganaxolone IV is planned to enter clinical trials in 2016 and is being developed to treat status epilepticus. Ganaxolone IV is complemented by its oral dose forms, providing the potential for IV-to-oral continuation therapy for patients transitioning from acute care to outpatient settings.

Ganaxolone capsule and liquid are being studied in orphan pediatric indications with comorbidities in seizures and behavior disorders – PCDH19 epilepsy and Fragile X Syndrome. For more information visit www.marinuspharma.com.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Marinus, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Words such as “may”, “will”, “expect”, “anticipate”, “estimate”, “intend”, “believe”, and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements.  Examples of forward looking statements contained in this press release include, among others, statements regarding our interpretation of preclinical studies, development plans for our product candidate, including the development of dose forms, the clinical trial testing schedule and milestones, interpretation of scientific basis for ganaxolone use, timing for availability and release of data, and the safety, potential efficacy and therapeutic potential of our product candidatel. Forward-looking statements in this release involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements.  Such risks and uncertainties include, among others, the uncertainties inherent in the conduct and outcome of future clinical trials, the timing of the clinical trials, enrollment in clinical trials, availability of data from ongoing clinical trials, expectations for regulatory approvals, and other matters, including the development of formulations of ganaxolone, that could affect the availability or commercial potential of our drug candidates.  Marinus undertakes no obligation to update or revise any forward-looking statements.  For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see filings Marinus has made with the Securities and Exchange Commission.

CONTACT:Company:

Lisa M. Caperelli

Senior Director, Investor Relations & Corporate Communications

Marinus Pharmaceuticals, Inc.

484-801-4674

lcaperelli@marinuspharma.com

Media Contact:

Tiberend Strategic Advisors, Inc.

Amy S. Wheeler

646-362-5750

awheeler@tiberend.com